UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 2, 2019

CAMBREX CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 804-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

CAMBREX CORPORATION

Form 8-K

Current Report

Item 1.01 Entry into a Material Definitive Agreement

On January 2, 2019, Cambrex Corporation (the “Company”), the Subsidiary Borrowers party thereto and the Subsidiary Guarantors party thereto entered into a credit agreement  (the “Credit Agreement”) relating to a five-year $200 million term loan (the “Term Loan”) and $600 million revolving credit facility (the “Revolver” and together with the Term Loan, the “Credit Facilities”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto from time to time. The loans under the Credit Agreement bear interest based upon, at the Company’s option, either LIBOR plus a margin ranging from 1.25% to 2.00% based upon the Company’s Leverage Ratio (as defined in the Credit Agreement) or the Alternate Base Rate (as defined in the Credit Agreement) plus a margin ranging from 0.25% to 1.00% based upon the Company’s Leverage Ratio. The Credit Agreement includes the ability to incur incremental facilities up to the sum of $200 million plus an unlimited additional amount subject to compliance with a Leverage Ratio of 3.00 to 1.00, pursuant to which the Company may increase the revolving credit commitments or increase the existing class of term loans or establish an additional class of term loans. The Credit Agreement also includes two financial covenants determined by reference to the Company’s Leverage Ratio and its Interest Coverage Ratio (as defined in the Credit Agreement). The Company’s obligations under the Credit Agreement are secured by a security interest in substantially all of the assets of the Company and certain of its material domestic subsidiaries.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 2, 2019 the Company completed the previously announced acquisition of Avista Pharma Solutions, Inc., a Delaware corporation (“Avista”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 19, 2018, by and among the Company, Avista, Aviator Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Ampersand 2006 Limited Partnership (“Ampersand 2006”) and Ampersand 2011 Limited Partnership, Merger Sub merged with and into Avista, with Avista continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”).

An aggregate purchase price of approximately U.S. $252 million in cash was paid to Avista’s stockholders as consideration. Avista is a contract development, manufacturing, and testing organization with headquarters in Durham, North Carolina.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2018.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Financial statements required to be filed by this Item will be filed with the Securities and Exchange Commission as soon as practicable, but not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

Financial statements required to be filed by this Item will be filed with the Securities and Exchange Commission as soon as practicable, but not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

Exhibit No.	Description

10.1

Credit Agreement, dated January 2, 2019, by and among the Company, the Subsidiary Borrowers party thereto, the Subsidiary Guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto from time to time

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date: January 8, 2019	By:	/s/ Samantha Hanley
	Name:	Samantha Hanley
	Title:	Vice President & General Counsel